Exhibit 2.1

Execution Copy

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”), dated as of October 14, 2023 is entered into by and among Humble Imports Inc, d/b/a ECD Auto Design, a Florida corporation (the “Company”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK Subsidiary”), EF Hutton Acquisition Corporation I, a Delaware corporation (“Parent”), EFHAC Merger Sub, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Scott Wallace, solely in his capacity as representative, agent and attorney-in-fact of the Company Stockholders (the “Securityholder Representative”). The Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative may each be individually referred to as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative entered into that certain Merger Agreement dated as of March 3, 2023 (the “Original Merger Agreement”);

WHEREAS, pursuant to Section 11.2 of the Original Merger Agreement, the Original Merger Agreement cannot be amended and no obligation can be waived without the written agreement of the Parties.

WHEREAS, the Company, the ECD UK Subsidiary, Parent, Merger Sub and the Securityholder Representative desire to amend certain terms of the Original Merger Agreement as more fully set forth in this Amendment; and

WHEREAS, capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments of the Original Merger Agreement.

(a) Section 1.1 of the Original Merger Agreement is hereby amended to add the following definitions:

(i) “Closing Preferred Share Merger Consideration” means 39,000 shares of Parent Preferred Stock.

(ii) “Closing Preferred Exchange Ratio” means the quotient obtained by dividing (A) the Closing Preferred Share Merger Consideration by (B) the number of issued and outstanding shares of Company Preferred Stock.

(iii) “Company Common Stock Warrant” means any warrant to purchase Company Common Stock.

(iv) “Company Preferred Stock” means the Series A Convertible Preferred Stock, no par value per share, of the Company.

(v) “Company Preferred Stock Warrant” means any warrant to purchase Company Preferred Stock.

(vi) “Parent Securities Purchase Agreement” means the Securities Purchase Agreement, dated October 6, 2023, by and among the Parent and the Lender and the other parties signatory thereto.

(vii) “Lender” means Defender SPV, LLC

(viii) “Note” has the meaning set forth in Section 6.11

(ix) “Note Financing” shall mean the Senior Secured Convertible Note contemplated by the Parent Securities Purchase Agreement.

(b) Section 1.1 of the Original Merger Agreement is hereby amended to amend and restate the following definitions:

(i) “Closing Cash Consideration” means $2,000,000, which shall be funded by the Note.

(ii) “Closing Per Share Cash Consideration” means the quotient obtained by dividing (A) the Closing Cash Consideration by (B) the Fully Diluted Company Shares less the number of Company Shares held by any Company Stockholders who have waived the right to receive any portion of the Closing Cash Consideration.

(iii) “Closing Per Share Merger Consideration” means (i) with respect to a share of Company Common Stock, (A) a number of shares of Parent Common Stock equal to the applicable Closing Exchange Ratio and (B) the Closing Per Share Cash Consideration and (ii) with respect to a share of Company Preferred Stock, a number of shares of Parent Preferred Stock equal to the applicable Closing Preferred Exchange Ratio.

(iv) “Closing Merger Consideration Shares” means 25,100,000 shares of Parent Common Stock;

(v) “Fully Diluted Company Shares” means the sum, without duplication, of: (i) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (ii) all shares of Company Common Stock issuable upon conversion, exercise or exchange of any other in-the-money securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock but excluding, for the purposes of this calculation, the Company Common Stock Warrants and Company Preferred Stock Warrants issued on or about October 11, 2023.

(c) Section 1.1 of the Original Merger Agreement is hereby amended to remove the following definitions: “PIPE Agreements” and “PIPE Financing.”

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(d) Section 1.1 of the Original Merger Agreement is hereby amended to remove the definition of “Parent Closing Cash” and all references to “Parent Closing Cash” in the Original Merger Agreement shall be disregarded, including the clause “which shall otherwise be paid out of Parent Closing Cash” in Section 8.1(b) of the Original Merger Agreement which is hereby removed in its entirety.

(e) Section 3.1 of the Original Merger Agreement is hereby supplemented with the following additional provisions, which shall follow Section 3.1(c):

“(d) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with and subject to this Agreement, be converted into the right to receive the applicable Closing Per Share Merger Consideration.

(e) Treatment of Company Common Stock Warrants. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Common Stock Warrants as necessary to provide that, at the Effective Time, each Company Common Stock Warrant shall be converted into (A) a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such Company Common Stock Warrants, the number of shares of Parent Common Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Common Stock Warrants as of immediately prior to the Effective Time by the Closing Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Common Stock of such Company Common Stock Warrants divided by (y) the Closing Exchange Ratio.

(f) Treatment of Company Preferred Stock Warrants. Prior to the Closing, the Company’s Board of Directors shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Preferred Stock Warrants as necessary to provide that, at the Effective Time, each Company Preferred Stock Warrant shall be converted into (A) a warrant to acquire, subject to substantially the same terms and conditions as were applicable under such Company Preferred Stock Warrants, the number of shares of Parent Preferred Stock (rounded up to the nearest whole share), determined by multiplying the number of shares of Company Preferred Stock subject to such Company Preferred Stock Warrant as of immediately prior to the Effective Time by the Closing Preferred Exchange Ratio, at an exercise price per share of Parent Preferred Stock (rounded down to the nearest whole cent) equal to (x) the exercise price per share of Company Preferred Stock of such Company Preferred Stock Warrants divided by (y) the Closing Preferred Exchange Ratio.”

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(f) Section 4.5(a) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, no par value per share, of which 25,100,000 shares of Company Common Stock are issued and outstanding as of the date of this Agreement and 20,000,000 shares of Company Preferred Stock no par value per share, of which 54,819 shares have been designated Series A Preferred Stock and 39,000 shares of the Company Series A Preferred Stock are issued and outstanding as of the date of this Agreement. Except as set forth on Schedule 4.5(a), no other shares of capital stock or other securities of the Company are authorized or reserved for issuance or are issued or outstanding. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company’s Bylaws. Except as set forth on Schedule 4.5(a), no shares of Company Capital Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Florida Business Corporation Act, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names.”

(g) The first sentence of Section 4.5(b) of the Original Merger Agreement is hereby amended and restated to include the following lead-in “Except for the Company Common Stock Warrant for 1,091,525 shares of Company Common Stock and the Company Preferred Warrant issued for 15,819 shares of Company Preferred Stock, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities . . .”

(h) Section 6.11 of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows

“6.11 Note Financing. Parent has fully executed and delivered a senior secured convertible note through a private placement with Lender that is convertible into shares of Parent Common Stock and other securities and on terms substantially consistent with those set forth in the Parent Securities Purchase Agreement for an aggregate amount equal to or greater than $15,819,209 (the “Note”). Parent shall use its commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Note, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Parent Securities Purchase Agreement and the Note on the terms and conditions described therein, including maintaining in effect the Parent Securities Purchase Agreement and the Note.”

(i) Section 8.7(b) of the Original Merger Agreement is hereby amended and restated to read in its entirety as follows:

(b) Subsequent Extension Periods. If the Closing has not been consummated by the expiration of the Initial Extension Periods (i.e., on or prior to September 13, 2023), with the Company’s reasonable cooperation, Parent shall take such actions as are reasonably necessary pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for it to complete an initial business combination for a subsequent additional period of one month up to six times (each, a “Subsequent Extension Period”), including providing any required notices to the Trustee. In connection with any Subsequent Extension Period and so long as the Company takes such actions as are described in the immediately preceding sentence, Parent shall deposit or cause to be deposited, into the Trust Account, the funds as are required pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for Parent to complete an initial business combination prior to the expiration of the then applicable Subsequent Extension Period.”

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(j) Section 9.1(g) of the Original Merger Agreement is hereby removed in its entirety and shall be replaced with the following new Section 9.1(g):

“(g) The Note shall have been duly executed and delivered by the parties thereto.”

2. Representations and Warranties of the Company Parties. The Company, ECD UK Subsidiary and the Securityholder Representative (each, a “Company Party”) each hereby represent and warrant to the Parent Parties that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) Each Company Party has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by each Company Party of this Amendment and the consummation by each Company Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Company Party. No other corporate proceedings on the part of either Company Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of such Company Party, enforceable against each Company Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery or performance by either Company Party of this Amendment or the consummation by such Company Party of the transactions contemplated hereby does or will, in each case, subject to receipt of the Company Stockholder Approval, (i) contravene or conflict with the contravene or conflict with the organizational or constitutive documents of the Company Parties, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Parties or to any of its respective properties, rights or assets, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Parties or to a loss of any material benefit to which the Company Parties are entitled, in the case of each of clauses (A) – (D), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Parties or any of their respective properties, rights or assets, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Parties’ properties, rights or assets.

3. Representations and Warranties of the Parent Parties. Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company Parties that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of a Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Parent Stockholder Approval). This Amendment has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Amendment constitutes a legal, valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

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(b) The execution, delivery and performance by each Parent Party of this Amendment or the consummation by each Parent Party of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of such Parent Party, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

5. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(e) Incorporation by Reference. Sections 11.1 (Notices), 11.2 (Amendments; Waivers; Extensions; Remedies), 11.3 (Arm’s Length Bargaining; No Presumption Against Drafter), 11.5 (Expenses), 11.6 (No Assignment or Delegation), 11.9 (Severability), 11.10 (Further Assurances), 11.11 (Third Party Beneficiaries), 11.12 (Waiver), 11.13 (No Other Representations; No Reliance), 11.14 (Waiver of Jury Trial), 11.15 (Submission to Jurisdiction), 11.16 (Remedies) and 11.17 (Non-Recourse) are hereby incorporated by reference herein mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

EF HUTTON ACQUISITION CORPORATION I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

Merger Sub:

EFHAC MERGER SUB, INC.

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Company:

HUMBLE IMPORTS, INC.

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	CEO

ECD UK Subsidiary:

ECD AUTO DESIGN UK, LTD.

By:	/s/ Scott Wallace
Name:	Scott Wallace
Title:	CEO

Securityholder Representative:

By:	/s/ Scott Wallace
Name:	Scott Wallace

[Signature Page to First Amendment to Merger Agreement]